UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2010

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-33633	26-0783366
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1310 Seaboard Industrial Boulevard, Atlanta, Georgia	30318-2825
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 15, 2010, Zep Inc. (the “Company”) and certain of its subsidiaries entered into a $320 million five-year senior, secured credit facility (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Regions Bank, as Documentation Agent, and the others lenders party thereto (collectively, the “Lenders”). The Credit Agreement is comprised of a revolving loan facility that provides for advances in the initial aggregate principal amount of up to $245 million and a term loan to Acuity Specialty Products, Inc., a wholly-owned subsidiary of the Company, in the initial aggregate principal amount of $75 million (the “Term Loan,” and together with the revolving loan facility, the “Credit Facility”). Subject to certain terms and conditions contained in the Credit Agreement, the Company may, at its option and subject to customary conditions, request an increase in the aggregate principal amount available under the Credit Facility by an additional $30 million, for a total principal amount of up to $350 million available for borrowing under the Credit Facility. The Credit Agreement also permits the issuance of letters of credit and swingline loans.

In connection with the Credit Agreement, certain of the Company’s domestic subsidiaries, as guarantors (the “Guarantors”), entered into a separate guaranty agreement (the “Guaranty”), pursuant to which the Guarantors guarantee to the Lenders, among other things, all of the obligations of the Company and each other Guarantor under the Credit Agreement. Borrowings under the Credit Agreement are secured by substantially all of the Company’s and each Guarantor’s owned real and personal property.

Generally, amounts outstanding under the Credit Facility bear interest at an Alternate Base Rate (defined below) or a “Eurocurrency Rate”. Alternate Base Rate advances (other than swingline loans) are denominated in U.S. Dollars, and amounts outstanding bear interest at a rate per annum equal to the sum of (i) the greater of (A) JPMorgan Chase Bank’s prime rate, (B) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System plus 0.5% or (C) the Adjusted LIBO Rate (as defined below) for a one month interest period plus 1% (the “Alternate Base Rate”), and (ii) an applicable margin that ranges from 1.25% to 2.50% based upon the Company’s leverage ratio. Swingline loans will bear interest at the Alternate Base Rate (or such other rate of interest as may be agreed to between the Company and the Swingline Lender). Eurocurrency Rate advances can be denominated in a variety of currencies, including U.S. Dollars, and amounts outstanding bear interest at a rate based upon the London interbank offered rate for the interest period multiplied by a statutory reserve rate, plus an applicable margin that ranges from 2.25% to 3.50% based upon the Company’s leverage ratio (plus any mandatory costs) (the “Adjusted LIBO Rate”). Under the terms of the Credit Agreement, accrued interest on each loan is payable in arrears on the applicable interest payment date for each loan. Principal repayments on the Term Loan are to be paid quarterly beginning on November 30, 2010 in such amounts as set forth in the Credit Agreement. The Credit Facility is scheduled to mature on July 15, 2015, at which time all amounts outstanding thereunder will be due and payable.

The Company is required to pay certain fees in connection with the Credit Facility, including an annual commitment fee equal to the product of the amount of the available revolving commitments under the Credit Agreement multiplied by a percentage that ranges from 0.4% to 0.5% depending upon the Company’s leverage ratio, as well as customary administrative fees.

The Credit Agreement contains customary covenants and default provisions for a Credit Facility of this type, including, but not limited to, financial covenants, limitations on liens and the incurrence of debt, covenants to preserve corporate existence and comply with laws and covenants regarding the use of proceeds of the Credit Facility. The financial covenants include a maximum leverage ratio, which is the ratio of total indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization expense), of 3.75 to 1.0, and a minimum fixed charge coverage ratio, which is the ratio of EBITDA (minus certain items) to fixed charges, of 1.25 to 1.0. These ratios are computed at the end of each fiscal quarter for the most recent 12-month period. The default provisions under the Credit Agreement include, among other things, defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the Credit Facility being terminated.

The Credit Agreement replaces (i) the Company’s 5-Year Revolving Credit Agreement, dated as of October 19, 2007 among the Company, certain of the Company’s subsidiaries, JPMorgan Chase Bank, National Association; Bank of America, N.A.; KeyBank National Association; Wachovia Bank, National Association; Regions Bank, Wells Fargo Bank, N.A. and the other lenders party thereto, as amended, which was due to expire on October 19, 2012 (the “Existing Credit Agreement”) and (ii) the Loan and Security Agreement, by and between Acuity Enterprise, Inc., Acuity Specialty Products, Inc. and Regions Bank, as administrative agent, dated October 14, 2009, and the Performance Undertaking, by and between Zep Inc. and Acuity Enterprise, Inc., dated October 14, 2009 (collectively, the “Existing Receivables Agreement”). In connection with the termination of these agreements on July 15, 2010, the Company utilized approximately $97 million under the Credit Facility to repay all outstanding indebtedness under Existing Credit Agreement and Existing Receivables Agreement. Descriptions of the Existing Credit Agreement and the Existing Receivables Agreement are set forth in the Company’s Forms 8-K filed with the Securities and Exchange Commission on October 24, 2007 and October 14, 2009, respectively, and are incorporated by reference herein.

O.B. Grayson Hall, Jr., a director of the Company, is the Chief Executive Officer of Regions Bank, one of the Lenders under the Credit Facility. In accordance with Company policy, Mr. Hall abstained from any Board actions pertaining to the origination of the Credit Facility.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the entire Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On July 19, 2010, the Company issued a press release announcing its entry into the Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of July 15, 2010, among Zep Inc., Acuity Specialty Products, Inc., the other subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, Regions Bank, as documentation agent, and the other lenders party thereto.

99.1	Press release dated July 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zep Inc.
(Registrant)

Date: July 19, 2010	By:	/s/ Mark R. Bachmann
Mark R. Bachmann
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of July 15, 2010, among Zep Inc., Acuity Specialty Products, Inc., the other subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, Regions Bank, as documentation agent, and the other lenders party thereto.
99.1	Press release dated July 19, 2010.